Exhibit 10.1

CATAPULT COMMUNICATIONS CORPORATION

AMENDED EXECUTIVE OFFICER FY2008 VARIABLE COMPENSATION PLAN

1.	Officer performance-based compensation for the first and second quarters of fiscal year 2008 will be based exclusively on attainment by the Company of order bookings goals approved by the Board of Directors or Compensation Committee for those quarters. Officer performance-based compensation for the third and fourth quarters of fiscal year 2008 will be based to the extent of 50% on attainment by the Company of order bookings goals approved by the Board of Directors or Compensation Committee for those quarters and to the extent of 50% on attainment by the Company of pre-FAS 123(R) earnings before interest, taxes, depreciation and amortization (EBITDA) goals approved by the Board of Directors or Compensation Committee for those quarters.

2.	Assigned on-target bonus amounts are established by the Compensation Committee in consultation with the Chief Executive Officer. Bonuses will be paid in cash on a quarterly basis with respect to each quarter of fiscal year 2008 calculated separately with respect to each goal starting at achievement by the Company of 50% of each goal and continuing on a linear basis to 100% achievement, at which level 100% of the on-target bonus for that goal will be paid. Should the Company exceed any goal, executive officers will receive additional bonus compensation with respect to that goal calculated by extending the line starting at 50% at the same slope; e.g., the bonus will be double the on-target bonus for a particular quarter if achievement is 150% of the approved goal.

3.	The compensation committee delegates to the CEO the power to award Company-wide bonuses to executive officers provided that the method used to determine these bonuses is comparable to that used to determine the bonuses for non-executive officers.

4.	The participants in this plan shall be those persons designated from time to time by the board of directors as the executive officers of the Company.